UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): July 15th, 2008

KINGS ROAD ENTERTAINMENT, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-14234	95-3587522
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

468 N. Camden Drive Beverly Hills, California (Address of principal executive offices)	90210 (Zip code)

Registrant’s telephone number, including area code: 310-278-9975

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or of an Obligation under an Off-Balance Sheet Arrangement

On July 15, 2008, the Board of Directors of King’s Road Entertainment, Inc. (the “Company”) authorized the borrowing of up to Five Hundred Thousand Dollars ($500,000) from shareholders of the Company to fund working capital and other needs (the “Shareholder Loans”).

A Shareholder Loan will have a maturity date no later than one year from the end of the calendar month in which such Shareholder Loan is made. On or prior to such maturity date, a Shareholder Loan will be repaid, together with all accrued and unpaid interest, or renegotiated with the lender of such Shareholder Loan.

A Shareholder Loan may be converted into shares of the Company’s common stock, based on a price per share equal to the ninety (90)-day rolling average closing share price of the Company’s common stock as quoted on the “Pink Sheets” at the lower of (i) the price per share on the day such Shareholder Loan is made and (ii) the price per share on the maturity date of such Shareholder Loan. The lender of a Shareholder Loan will have the option to convert such Shareholder Loan into shares of the Company’s common stock upon the Company failing to repay the outstanding principal of such Shareholder Loan, together with the accrued and unpaid interest thereon, in full on the maturity date of such Shareholder Loan if the lender and the Company have failed to negotiate an extension of such Shareholder Loan. The amount of a Shareholder Loan converted into shares of the Company’s common stock will be equal to the outstanding principal of and the accrued and unpaid interest on such Shareholder Loan.

A Shareholder Loan will bear interest at a rate equal to three percent (3%) above the Prime Rate as quoted in The Wall Street Journal. Interest rates will be initially set on the date that a Shareholder Loan is made and will be reset at the end of each calendar quarter based on changes in the Prime Rate.

A Shareholder Loan may be evidenced by a promissory note.

Two Shareholder Loans of Twenty Five Thousand Dollars ($25,000) each were made by the Company’s president Philip Holmes and the Company’s largest stockholder West Coast Pictures, LLC (“WCP”) on July 15, 2008. The Company intends to use the proceeds of such Shareholder Loans for general working capital purposes. The maturity date for such Shareholder Loans is July 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGS ROAD ENTERTAINMENT, INC.

Date: July 21st 2008	By:	/s/ Philip Holmes
Philip Holmes, President/CEO